UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2017

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 10, 2017, SunCoke Energy, Inc. (the “Company”) announced the retirement of Frederick A. Henderson as Chairman, Chief Executive Officer and President, effective December 1, 2017. With the approval and consent of the Company’s Board of Directors (the “Board”), Mr. Henderson will continue to serve as Executive Chairman of the Board for a transition period through December 31, 2017, at the end of which time he will resign from the Board, and Mr. John W. Rowe, currently SunCoke’s Lead Director and Governance Committee Chair, will serve as the non-Executive Chairman of the Board, beginning on January 1, 2018.

The Board has approved an arrangement, set forth in a letter (the “Arrangement Letter”), to compensate Mr. Henderson for his role as Executive Chairman, pursuant to which Mr. Henderson will continue to be paid at his current base salary, will remain eligible to receive his bonus under the Company’s 2017 Annual Incentive Plan, and will retain the equity awards previously awarded to him. He also will remain eligible to participate in the Company’s health, welfare and benefit plans. However, beginning December 1, 2017, he will not be eligible for any 2018 bonus award under the Annual Incentive Plan, nor receive additional stock options or other long-term incentives. Payout of Mr. Henderson’s 2017 bonus will be based on actual performance, and will be paid at the same time that other participants in the Annual Incentive Plan are paid. Mr. Henderson’s equity awards will continue to vest through December 31, 2017. The foregoing brief description is qualified in its entirety by reference to the complete terms and conditions of the Arrangement Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Also on November 10, 2017, the Company announced the election of Michael G. Rippey as the Company’s Chief Executive Officer and President, and as a member of the Board, effective December 1, 2017. In connection with Mr. Rippey’s election, the size of the Board will be increased from eight to nine members and Mr. Rippey will fill the vacancy. Mr. Rippey’s initial term as a director will expire at the Company’s 2020 annual meeting of stockholders. Biographical information on Mr. Rippey is included in the press release announcing his election, and is incorporated by reference into this Item 5.02. On November 7, 2017, the Board approved an offer letter (the “Offer Letter”) to Mr. Rippey, in connection with his election as the Company’s Chief Executive Officer and President. The material terms of the Offer Letter include the following:

•	Salary: Initial base salary of $750,000 per year.

•	Annual Bonus: His target annual cash bonus under the SunCoke Energy, Inc. Senior Executive Incentive Plan will be 100% of base salary.

•	Equity Awards: Upon approval at the December 6, 2017 Compensation Committee meeting, he will receive equity-based compensation equal in value to $2,000,000. These equity awards, to be granted under the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan, grants will be split in value as 80% Performance Stock Units, 10% Market Stock Options and 10% Performance Stock Options.

•	Other: In addition, Mr. Rippey will be eligible to participate in the Company’s executive severance plans and its comprehensive benefit plans, including 401(k) defined contribution and related plans.

A copy of the Offer Letter is attached as Exhibit 10.2 to this Current Report on Form 8-K.

A copy of the press release announcing Mr. Henderson’s retirement and the election of Mr. Rippey as Chief Executive Officer and President is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Rippey does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or an executive officer. He has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Arrangement Letter with Frederick A. Henderson.

10.2	Offer Letter to Michael G. Rippey.

99.1	SunCoke Energy, Inc. Press Release dated November 10, 2017.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

By:	/s/ Fay West
Fay West
Senior Vice President and
Chief Financial Officer

Date: November 10, 2017

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